Exhibit 10.1

Share Issuance and Lock-Up Agreement

March 23, 2023

In connection with the proposed business combination (the “Transaction”) between DiamondHead Holdings Corp., a Delaware corporation (“DHHC”) and Great Southern Homes, Inc., a South Carolina corporation (“GSH”), contemplated by that certain Business Combination Agreement, dated as of September 10, 2022 (the “Business Combination Agreement”), by and among DHHC, GSH and the other parties thereto, DHHC and [●] (the “Investor”) hereby agree as follows:

1.            Purchase of DHHC Class A Shares. The Investor agrees to purchase, in open market transactions, no less than [●] shares (such amount, the “Share Purchase Commitment”) of DHHC’s Class A common stock, par value $0.0001 per share (“DHHC Class A Shares,” and such purchased DHHC Class A Shares, the “Purchased Shares”), no later than the date that is five (5) Business Days prior to the meeting of DHHC stockholders held for the purpose of approving the Business Combination Agreement and the transactions contemplated therein (such date, the “Purchase Deadline”). The parties hereto agree and acknowledge that (a) in no event will the Investor be required to purchase any DHHC Class A Shares in any amount in excess of the Share Purchase Commitment and (b) such DHHC Class A Shares shall not be subject to any restrictions on transfer or disposition, other than in accordance with applicable law and other than those expressly set forth in this letter agreement. As used in this letter agreement, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

2.            Share Issuance: Subject to, and conditioned upon, the satisfaction of the conditions set forth in paragraph 4, promptly, but in any case, no later than five (5) Business Days following the consummation of the Transaction (the “Closing”), DHHC agrees to issue to Investor 0.25 shares of Class A common stock, par value $0.0001 per share, of the post-combination company (“UHG Class A Shares,” and such issued UHG Class A Shares collectively, the “Issued Shares” and such Issued Shares collectively with the Purchased Shares, the “Relevant Shares”) for each DHHC Class A Share held by the Investor at the Closing, as certified by Investor in the certificate contemplated by paragraph 4(b), rounded down to the nearest whole number of UHG Class A Shares; provided, that, the Issued Shares shall not exceed [●] UHG Class A Shares. Investor agrees to pay to DHHC an initial purchase price of $0.01 per Issued Share for an aggregate purchase price of up to $ [●].

3.            Lock- Up.

a.            General Restrictions. During the Lock-Up Period (defined below), the Investor agrees not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option, or contract to purchase, purchase any option, or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Relevant Shares, (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the Relevant Shares, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”), prior to the expiration of the Lock-Up Period. As used in this letter agreement, “Lock-Up Period” means with respect to the Relevant Shares (A) first, for 50% of such Relevant Shares, the period ending one year following the Closing, and (B) second, for the remaining 50% of the Relevant Shares, the period ending two years following the Closing.

b.            Permitted Transfers.

i.	Permitted Transferees. The provisions of paragraph 3(a) shall not apply to the transfer of any or all of the Relevant Shares by the Investor (A) to any Permitted Transferee (defined below), (B) by virtue of laws of descent and distribution upon the death of an individual and (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) promulgated thereunder, and other applicable law, and that the transferee executes and delivers to UHG (defined below) an agreement stating that the transferee is receiving and holding the Relevant Shares subject to the provisions of this letter agreement, and there shall be no further transfer of such Relevant Shares except in accordance with this letter agreement. As used in this letter agreement, “Permitted Transferee” means: (1) the members of the Investor’s immediate family (for purposes of this letter agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person, and the direct descendants and ascendants (including adopted and step children and parents) of such person), (2) any trust solely for the direct or indirect benefit of the Investor or the immediate family of the Investor, (3) if the Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) if the Investor is an entity, officers, directors, general partners, limited partners, members, or stockholders of such entity that receive such transfer as a distribution, or related investment funds or vehicles controlled or managed by such persons or their respective Affiliates. “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. “UHG” refers to DHHC after the Closing.

ii.	Change of Control. The provisions of this paragraph 3 shall not apply to any transfer by the Investor pursuant to a merger, stock sale, consolidation or other business combination of UHG with a third party purchaser approved by the board of directors of UHG that results in a change in control of UHG.

c.            Miscellaneous Provisions Relating to Transfers.

i.	Prior Notice. Prior to the transfer of any Relevant Shares permitted by paragraph 3(b)(i) (a “Permitted Transfer”), the Investor shall give UHG at least three (3) Business Days’ prior notice of such Permitted Transfer, other than in the case of transfers upon the death of an individual. Prior to the consummation of any such Permitted Transfer, or prior to any transfer pursuant to which rights and obligations of the transferor under this letter agreement are assigned in accordance with the terms of this letter agreement, the transferor shall cause the transferee to agree to be bound by the terms and conditions of this letter agreement and shall provide any documents required by the transfer agent for the UHG Class A Shares to consummate such transfer. Upon the consummation of any Permitted Transfer, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this letter agreement, of the transferor thereof.

ii.	Compliance with Laws. Notwithstanding any other provision of this letter agreement, the Investor agrees that it will not, directly or indirectly, transfer any of its Relevant Shares except as permitted under the Securities Act and other applicable securities laws.

iii.	Null and Void. If any transfer is made or attempted contrary to the provisions of this letter agreement, such Prohibited Transfer shall be null and void ab initio, and UHG shall refuse to recognize any such purported transferee of the Relevant Shares as one of its equity holders for any purpose, and shall refuse to record any such purported Prohibited Transfer in the books of the Company. In order to enforce this paragraph 3, UHG may impose stop-transfer instructions with respect to the Relevant Shares of the Investor (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

iv.	Stockholder Rights. For the avoidance of any doubt, the Investor will retain all of its rights as a stockholder of UHG during the Lock-Up Period, including the right to vote any Relevant Shares.

v.	Early Release of Lock-Up Restrictions. The foregoing notwithstanding, DHHC agrees that to the extent any stockholder of UHG subject to the same lock-up period as contemplated herein is granted a release or waiver from such lock-up restrictions, then the Investor will be automatically granted a release or waiver from the restrictions contained in this paragraph 3 to the same extent, on substantially the same terms as and on a pro rata basis with, the stockholder to which such release or waiver is granted.

4.            Closing Conditions. The obligation of UHG to consummate the Share Issuance pursuant to this letter agreement is conditioned upon:

a.            the consummation of the Transaction in accordance with the terms of the Business Combination Agreement; and

b.            promptly following the Closing, delivery of a certificate, signed by the Investor, to UHG certifying (i) that such Investor has consummated the purchase of its Share Purchase Commitment and (ii) to the number of DHHC Class A Shares beneficially owned by the Investor as of the Closing.

5.            Representations.

a.	Each party hereto represents and warrants that: (i) it has the requisite power and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder, provided that the authority of DHHC to fulfill and perform its rights hereunder is subject to the approval by the board of directors of DHHC of the issuance of the Issued Shares, (ii) this letter agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party enforceable by each other party hereto against such party in accordance with its terms, and (iii) this letter agreement does not conflict with or result in any breach, violation or infringement of (with or without notice, the lapse of time or both) any provision of its organizational or governing documents (to the extent such Investor is an entity) or any law or agreement applicable to such party.

b.	DHHC represents and warrants to Investor that, subject to the approval of this letter agreement by the board of directors of DHHC, the Issued Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this letter agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth in this letter agreement and applicable state and federal securities laws.

6.            Termination. This letter agreement shall terminate upon the earliest to occur of (a) the termination of the Business Combination Agreement in accordance with its terms and (b) mutual written agreement by the parties hereto. Immediately upon termination of this letter agreement and without the need for any further action by any person, the parties hereto shall have no further obligation or liability hereunder.

7.            Assignment; Amendments. The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the parties hereto.

8.            Confidentiality. This letter agreement shall be treated as confidential. Notwithstanding the foregoing, any party hereto and its Representatives (as defined below) may disclose this letter agreement and its terms and conditions (a) to any of such party’s affiliates and its and their respective affiliates’ controlling persons, general or limited partners, officers, directors, employees, investment professionals, managers, equity holders, stockholders, members, agents, assignees, financing sources or other representatives of any of the foregoing, who have a need to know such information (all of the foregoing, collectively, “Representatives”) or (b) if required by applicable law or by any court order or by a recognized stock exchange, governmental department or agency or other governmental authority (“Law”). In addition, DHHC may include a description of the terms and conditions of this letter agreement in any proxy statement/registration statement or other periodic disclosure required to be filed by DHHC with the SEC in connection with the Transaction.

9.            Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws rules that would cause the laws of another State to otherwise govern this letter agreement. The parties hereto hereby (a) submit to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, to the personal jurisdiction of the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.            Entire Agreement. This letter constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous written and oral agreements, understandings, representations and statements with respect thereto are superseded by this letter agreement.

11.            Miscellaneous:

a.            This letter agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

b.            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

[Signature Page Follows]

Very truly yours,

DiamondHead Holdings Corp.

By:
Name: David T. Hamamoto
Title: Co-Chief Executive Officer

Investor

[●]

By:
Name: [●]
Title: [●]